Stewart Gregg
Allianz Life Insurance Company of North America
5701 Golden Hills Drive
Minneapolis, MN 55416
(763) 765-2913

October 29,2001

Board of Directors
Allianz Life Insurance Company of North America
5701 Golden Hills Drive
Minneapolis, MN 55416-1297

Re:     Opinion and Consent of Counsel
        Allianz Life Variable Account B

Dear Sir or Madam:

You have requested my Opinion of Counsel in connection with the filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of a Post-Effective Amendment to a Registration Statement on Form
N-4 for the Individual Deferred Variable Annuity Contracts to be issued by Allianz Life Insurance Company of North America and its separate account, Allianz Life Variable Account B.

I am of the following opinions:

1. Allianz Life Variable Account B is a unit investment trust as that term is defined in Section 4(2) of the Investment Company Act of 1940 (the "Act"), and is currently registered with the Securities and Exchange Commission, pursuant to Section 8(a) of the Act.

2. Upon the acceptance of purchase payments made by a Contract Owner pursuant to a Contract issued in accordance with the Prospectus contained in the Registration Statement and upon compliance with applicable law, such a Contract Owner will have a legally-issued, fully-paid, non-assessable contractual interest under such Contract.

You may use this opinion letter, or copy hereof, as an exhibit to the Registration Statement.

I consent to the reference under the caption "Legal Opinions" contained in the Statement of Additional Information which forms a part of the Registration Statement.

Sincerely,


By: /s/ Stewart Gregg
----------------------
        Stewart Gregg